EXHIBIT 13.2
SECOND QUARTER 2020

Condensed consolidated statement of income

	three months ended June 30		six months ended June 30
(unaudited - millions of Canadian $, except per share amounts)	2020	2019	2020	2019

Revenues
Canadian Natural Gas Pipelines	1,087	956	2,119	1,923
U.S. Natural Gas Pipelines	1,204	1,211	2,559	2,515
Mexico Natural Gas Pipelines	164	152	406	304
Liquids Pipelines	544	811	1,221	1,539
Power and Storage	90	242	202	578
	3,089	3,372	6,507	6,859
Income from Equity Investments	166	206	734	361
Operating and Other Expenses
Plant operating costs and other	933	908	1,853	1,837
Commodity purchases resold	—	113	—	365
Property taxes	199	181	375	368
Depreciation and amortization	635	621	1,265	1,229
	1,767	1,823	3,493	3,799
Net Gain on Sale of Assets	225	68	109	68
Financial Charges
Interest expense	561	588	1,139	1,174
Allowance for funds used during construction	(81)	(99)	(163)	(238)
Interest income and other	(203)	(106)	324	(269)
	277	383	1,300	667
Income before Income Taxes	1,436	1,440	2,557	2,822
Income Tax Expense/(Recovery)
Current	96	112	187	272
Deferred	(44)	105	(299)	181
	52	217	(112)	453
Net Income	1,384	1,223	2,669	2,369
Net income attributable to non-controlling interests	63	57	159	158
Net Income Attributable to Controlling Interests	1,321	1,166	2,510	2,211
Preferred share dividends	40	41	81	82
Net Income Attributable to Common Shares	1,281	1,125	2,429	2,129
Net Income per Common Share
Basic	$1.36	$1.21	$2.59	$2.30
Diluted	$1.36	$1.21	$2.58	$2.30
Weighted Average Number of Common Shares (millions)
Basic	940	927	940	924
Diluted	940	928	940	925

See accompanying notes to the Condensed consolidated financial statements.

TC ENERGY [45
SECOND QUARTER 2020

Condensed consolidated statement of comprehensive income

	three months ended June 30		six months ended June 30
(unaudited - millions of Canadian $)	2020	2019	2020	2019

Net Income	1,384	1,223	2,669	2,369
Other Comprehensive (Loss)/Income, Net of Income Taxes
Foreign currency translation gains and losses on net investment in foreign operations	(794)	(385)	908	(755)
Reclassification of foreign currency translation gains on disposal of foreign operations	—	(9)	—	(9)
Change in fair value of net investment hedges	60	13	(32)	33
Change in fair value of cash flow hedges	(82)	(42)	(577)	(59)
Reclassification to net income of gains and losses on cash flow hedges	466	3	470	6
Reclassification of actuarial gains and losses on pension and other post-retirement benefit plans	4	2	(3)	5
Other comprehensive (loss)/income on equity investments	(24)	3	(20)	4
Other comprehensive (loss)/income	(370)	(415)	746	(775)
Comprehensive Income	1,014	808	3,415	1,594
Comprehensive income attributable to non-controlling interests	(2)	16	228	77
Comprehensive Income Attributable to Controlling Interests	1,016	792	3,187	1,517
Preferred share dividends	40	41	81	82
Comprehensive Income Attributable to Common Shares	976	751	3,106	1,435
See accompanying notes to the Condensed consolidated financial statements.

TC ENERGY [46
SECOND QUARTER 2020

Condensed consolidated statement of cash flows

	three months ended June 30		six months ended June 30
(unaudited - millions of Canadian $)	2020	2019	2020	2019

Cash Generated from Operations
Net income	1,384	1,223	2,669	2,369
Depreciation and amortization	635	621	1,265	1,229
Deferred income taxes	(44)	105	(299)	181
Income from equity investments	(166)	(206)	(734)	(361)
Distributions received from operating activities of equity investments	236	272	525	549
Employee post-retirement benefits funding, net of expense	4	(33)	16	(30)
Net gain on sale of assets	(225)	(68)	(109)	(68)
Equity allowance for funds used during construction	(54)	(55)	(105)	(149)
Unrealized (gains)/losses on financial instruments	(120)	(146)	86	(178)
Foreign exchange (gains)/losses on Loan receivable from affiliate	(26)	(12)	277	(26)
Other	(75)	(26)	52	(34)
Decrease/(Increase) in operating working capital	64	47	(307)	189
Net cash provided by operations	1,613	1,722	3,336	3,671
Investing Activities
Capital expenditures	(1,990)	(1,571)	(3,986)	(3,593)
Capital projects in development	—	(217)	(122)	(381)
Contributions to equity investments	(160)	(175)	(311)	(320)
Proceeds from sale of assets, net of transaction costs	3,407	591	3,407	591
Other distributions from equity investments	—	66	—	186
Deferred amounts and other	(73)	(55)	(222)	(81)
Net cash provided by/(used in) investing activities	1,184	(1,361)	(1,234)	(3,598)
Financing Activities
Notes payable (repaid)/issued, net	(6,022)	(956)	(3,103)	1,896
Long-term debt issued, net of issue costs	5,528	997	5,536	1,021
Long-term debt repaid	(1,170)	(126)	(2,241)	(1,834)
Loss on settlement of financial instruments	(130)	—	(130)	—
Dividends on common shares	(761)	(466)	(1,465)	(885)
Dividends on preferred shares	(41)	(40)	(82)	(80)
Distributions to non-controlling interests	(58)	(58)	(113)	(114)
Contributions from redeemable non-controlling interest	54	—	54	—
Common shares issued, net of issue costs	2	91	83	159
Net cash (used in)/provided by financing activities	(2,598)	(558)	(1,461)	163
Effect of Foreign Exchange Rate Changes on Cash and Cash Equivalents	(70)	(9)	35	(16)
Increase/(Decrease) in Cash and Cash Equivalents	129	(206)	676	220
Cash and Cash Equivalents
Beginning of period	1,890	872	1,343	446
Cash and Cash Equivalents
End of period	2,019	666	2,019	666
See accompanying notes to the Condensed consolidated financial statements.

TC ENERGY [47
SECOND QUARTER 2020

Condensed consolidated balance sheet

	(unaudited - millions of Canadian $)	June 30, 2020	December 31, 2019

	ASSETS
	Current Assets
	Cash and cash equivalents	2,019	1,343
	Accounts receivable	1,941	2,422
	Inventories	479	452
	Assets held for sale	—	2,807
	Other	1,265	627
		5,704	7,651
Plant, Property and Equipment	net of accumulated depreciation of $28,922 and $27,318, respectively	69,880	65,489
	Loan Receivable from Affiliate	1,232	1,434
	Equity Investments	7,125	6,506
	Restricted Investments	1,723	1,557
	Regulatory Assets	1,699	1,587
	Goodwill	13,535	12,887
	Intangible and Other Assets	899	2,168
		101,797	99,279
	LIABILITIES
	Current Liabilities
	Notes payable	1,457	4,300
	Accounts payable and other	4,203	4,544
	Dividends payable	773	737
	Accrued interest	641	613
	Current portion of long-term debt	2,706	2,705
		9,780	12,899
	Regulatory Liabilities	3,841	3,772
	Other Long-Term Liabilities	1,567	1,614
	Deferred Income Tax Liabilities	5,704	5,703
	Long-Term Debt	37,393	34,280
	Junior Subordinated Notes	8,976	8,614
		67,261	66,882
	Redeemable Non-Controlling Interest	325	—
	EQUITY
	Common shares, no par value	24,480	24,387
Issued and outstanding:	June 30, 2020 – 940 million shares
	December 31, 2019 – 938 million shares
	Preferred shares	3,980	3,980
	Additional paid-in capital	—	—
	Retained earnings	4,880	3,955
	Accumulated other comprehensive loss	(882)	(1,559)
	Controlling Interests	32,458	30,763
	Non-controlling interests	1,753	1,634
		34,211	32,397
		101,797	99,279
Commitments, Contingencies and Guarantees (Note 13)
Variable Interest Entities (Note 14)
See accompanying notes to the Condensed consolidated financial statements.

TC ENERGY [48
SECOND QUARTER 2020

Condensed consolidated statement of equity

	three months ended June 30		six months ended June 30
(unaudited - millions of Canadian $)	2020	2019	2020	2019

Common Shares
Balance at beginning of period	24,477	23,466	24,387	23,174
Shares issued:
On exercise of stock options	3	101	93	177
Under dividend reinvestment and share purchase plan	—	228	—	444
Balance at end of period	24,480	23,795	24,480	23,795
Preferred Shares
Balance at beginning and end of period	3,980	3,980	3,980	3,980
Additional Paid-In Capital
Balance at beginning of period	—	11	—	17
Issuance of stock options, net of exercises	3	(6)	(3)	(12)
Reclassification of additional paid-in capital deficit to retained earnings	(3)	—	3	—
Balance at end of period	—	5	—	5
Retained Earnings
Balance at beginning of period	4,357	3,106	3,955	2,773
Net income attributable to controlling interests	1,321	1,166	2,510	2,211
Common share dividends	(761)	(696)	(1,522)	(1,389)
Preferred share dividends	(40)	(42)	(60)	(61)
Reclassification of additional paid-in capital deficit to retained earnings	3	—	(3)	—
Balance at end of period	4,880	3,534	4,880	3,534
Accumulated Other Comprehensive Loss
Balance at beginning of period	(577)	(926)	(1,559)	(606)
Other comprehensive (loss)/income attributable to controlling interests	(305)	(374)	677	(694)
Balance at end of period	(882)	(1,300)	(882)	(1,300)
Equity Attributable to Controlling Interests	32,458	30,014	32,458	30,014
Equity Attributable to Non-Controlling Interests
Balance at beginning of period	1,810	1,660	1,634	1,655
Net income attributable to non-controlling interests	66	57	162	158
Other comprehensive (loss)/income attributable to non-controlling interests	(65)	(41)	69	(81)
Distributions declared to non-controlling interests	(58)	(58)	(112)	(114)
Balance at end of period	1,753	1,618	1,753	1,618
Total Equity	34,211	31,632	34,211	31,632

See accompanying notes to the Condensed consolidated financial statements.

TC ENERGY [49
SECOND QUARTER 2020

Notes to Condensed consolidated financial statements
(unaudited)
1. Basis of presentation
These Condensed consolidated financial statements of TC Energy Corporation (TC Energy or the Company) have been prepared by management in accordance with U.S. GAAP. The accounting policies applied are consistent with those outlined in TC Energy’s annual audited Consolidated financial statements for the year ended December 31, 2019, except as described in Note 2, Accounting changes. Capitalized and abbreviated terms that are used but not otherwise defined herein are identified in the 2019 audited Consolidated financial statements included in TC Energy’s 2019 Annual Report.
These Condensed consolidated financial statements reflect adjustments, all of which are normal recurring adjustments that are, in the opinion of management, necessary to reflect fairly the financial position and results of operations for the respective periods. These Condensed consolidated financial statements do not include all disclosures required in the annual financial statements and should be read in conjunction with the 2019 audited Consolidated financial statements included in TC Energy’s 2019 Annual Report. Certain comparative figures have been reclassified to conform with the current period’s presentation.
Earnings for interim periods may not be indicative of results for the fiscal year in certain of the Company’s segments due to:

•	Natural gas pipelines segments – the timing of regulatory decisions and seasonal fluctuations in short-term throughput volumes on U.S. pipelines

•	Liquids Pipelines – fluctuations in throughput volumes on the Keystone Pipeline System and marketing activities

•
Power and Storage – the impact of seasonal weather conditions on customer demand and market pricing in certain of the Company’s investments in electrical power generation plants and Canadian non-regulated gas storage facilities.

USE OF ESTIMATES AND JUDGMENTS
In preparing these financial statements, TC Energy is required to make estimates and assumptions that affect both the amount and timing of recording assets, liabilities, revenues and expenses since the determination of these items may be dependent on future events. The Company uses the most current information available and exercises careful judgment in making these estimates and assumptions. In the opinion of management, these Condensed consolidated financial statements have been properly prepared within reasonable limits of materiality and within the framework of the Company’s significant accounting policies included in the annual audited Consolidated financial statements for the year ended December 31, 2019, except as described in Note 2, Accounting changes.

TC ENERGY [50
SECOND QUARTER 2020

2. Accounting changes
CHANGES IN ACCOUNTING POLICIES FOR 2020
Measurement of credit losses on financial instruments
In June 2016, the FASB issued new guidance that changes how entities measure credit losses for most financial assets and certain other financial instruments that are not measured at fair value through net income. The new guidance amends the impairment model of financial instruments, basing it on expected losses rather than incurred losses. These expected credit losses will be recognized as an allowance rather than as a direct write-down of the amortized cost basis. The new guidance was effective January 1, 2020 and was applied using a modified retrospective approach. The adoption of this new guidance did not have a material impact on the Company's consolidated financial statements. Refer to Note 11, Risk management and financial instruments, for additional information related to the Company's updated accounting policy on impairment of financial assets.
Implementation costs of cloud computing arrangements
In August 2018, the FASB issued new guidance requiring an entity in a hosting arrangement that is a service contract to follow the guidance for internal-use software to determine which implementation costs should be capitalized as an asset and which costs should be expensed. The guidance also requires the entity to amortize the capitalized implementation costs of a hosting arrangement over the term of the arrangement. This guidance was effective January 1, 2020 and applied prospectively. The adoption of this new guidance did not have an impact on the Company's consolidated financial statements.
Consolidation
In October 2018, the FASB issued new guidance for determining whether fees paid to decision makers and service providers are variable interests for indirect interests held through related parties under common control. This new guidance was effective January 1, 2020 and was applied on a retrospective basis. The adoption of this new guidance did not have an impact on the Company's consolidated financial statements.
Reference rate reform
In response to the expected cessation of LIBOR, in March 2020, the FASB issued new optional guidance that eases the potential burden in accounting for reference rate reform. The new guidance provides optional expedients for contracts and hedging relationships that are affected by reference rate reform if certain criteria are met. Each of the expedients can be applied as of January 1, 2020 through December 31, 2022. For eligible hedging relationships existing as of January 1, 2020 and prospectively, the Company has applied the optional expedient allowing an entity to assume that the hedged forecasted transaction in a cash flow hedge is probable of occurring. As reference rate reform is still an ongoing process, the Company will continue to evaluate the timing and potential impact of adoption for other optional expedients when deemed necessary.
FUTURE ACCOUNTING CHANGES
Defined benefit plans
In August 2018, the FASB issued new guidance which amends and clarifies disclosure requirements related to defined benefit pension and other post-retirement benefit plans. This new guidance is effective for annual disclosure requirements at December 31, 2020 and is expected to be applied on a retrospective basis. The Company does not expect the adoption of this new guidance to have a material impact on its consolidated financial statements.
Income taxes
In December 2019, the FASB issued new guidance that simplified the accounting for income taxes and clarified existing guidance. This new guidance is effective January 1, 2021 and is not expected to have a material impact on the Company's consolidated financial statements.

TC ENERGY [51
SECOND QUARTER 2020

3. Segmented information

three months ended June 30, 2020	Canadian Natural Gas Pipelines	U.S. Natural Gas Pipelines	Mexico Natural Gas Pipelines	Liquids Pipelines	Power and Storage
(unaudited - millions of Canadian $)						Corporate[1]		Total

Revenues	1,087	1,204	164	544	90	—		3,089
Intersegment revenues	—	43	—	—	—	(43)	[2]	—
	1,087	1,247	164	544	90	(43)		3,089
Income/(loss) from equity investments	2	57	33	17	83	(26)	[3]	166
Plant operating costs and other	(394)	(384)	(16)	(142)	(46)	49	[2]	(933)
Property taxes	(74)	(96)	—	(28)	(1)	—		(199)
Depreciation and amortization	(309)	(199)	(30)	(85)	(12)	—		(635)
Net gain/(loss) on sale of assets	370	—	—	—	(145)	—		225
Segmented Earnings/(Losses)	682	625	151	306	(31)	(20)		1,713
Interest expense								(561)
Allowance for funds used during construction								81
Interest income and other[3]								203
Income before Income Taxes								1,436
Income tax expense								(52)
Net Income								1,384
Net income attributable to non-controlling interests								(63)
Net Income Attributable to Controlling Interests								1,321
Preferred share dividends								(40)
Net Income Attributable to Common Shares								1,281

1	Includes intersegment eliminations.

2
The Company records intersegment sales at contracted rates. For segmented reporting, these transactions are included as intersegment revenues in the segment providing the service and Plant operating costs and other in the segment receiving the service. These transactions are eliminated on consolidation. Intersegment profit is recognized when the product or service has been provided to third parties or otherwise realized.

3
Income/(loss) from equity investments includes the Company's proportionate share of Sur de Texas foreign exchange losses on the peso-denominated loans from affiliates which are fully offset in Interest income and other. Refer to Note 11, Risk management and financial instruments, for additional information.

TC ENERGY [52
SECOND QUARTER 2020

three months ended June 30, 2019	Canadian Natural Gas Pipelines	U.S. Natural Gas Pipelines	Mexico Natural Gas Pipelines	Liquids Pipelines	Power and Storage
(unaudited - millions of Canadian $)						Corporate[1]		Total

Revenues	956	1,211	152	811	242	—		3,372
Intersegment revenues	—	41	—	—	6	(47)	[2]	—
	956	1,252	152	811	248	(47)		3,372
Income/(loss) from equity investments	3	60	4	14	137	(12)	[3]	206
Plant operating costs and other	(362)	(372)	(14)	(167)	(37)	44	[2]	(908)
Commodity purchases resold	—	—	—	—	(113)	—		(113)
Property taxes	(69)	(84)	—	(27)	(1)	—		(181)
Depreciation and amortization	(286)	(193)	(29)	(89)	(24)	—		(621)
Net gain on sale of assets	—	—	—	—	68	—		68
Segmented Earnings/(Losses)	242	663	113	542	278	(15)		1,823
Interest expense								(588)
Allowance for funds used during construction								99
Interest income and other[3]								106
Income before Income Taxes								1,440
Income tax expense								(217)
Net Income								1,223
Net income attributable to non-controlling interests								(57)
Net Income Attributable to Controlling Interests								1,166
Preferred share dividends								(41)
Net Income Attributable to Common Shares								1,125

1	Includes intersegment eliminations.

2
The Company records intersegment sales at contracted rates. For segmented reporting, these transactions are included as intersegment revenues in the segment providing the service and Plant operating costs and other in the segment receiving the service. These transactions are eliminated on consolidation. Intersegment profit is recognized when the product or service has been provided to third parties or otherwise realized.

3
Income/(loss) from equity investments includes the Company's proportionate share of Sur de Texas foreign exchange losses on the peso-denominated loans from affiliates which are fully offset in Interest income and other. Refer to Note 11, Risk management and financial instruments, for additional information.

TC ENERGY [53
SECOND QUARTER 2020

six months ended June 30, 2020	Canadian Natural Gas Pipelines	U.S. Natural Gas Pipelines	Mexico Natural Gas Pipelines	Liquids Pipelines	Power and Storage
(unaudited - millions of Canadian $)						Corporate[1]		Total

Revenues	2,119	2,559	406	1,221	202	—		6,507
Intersegment revenues	—	85	—	—	7	(92)	[2]	—
	2,119	2,644	406	1,221	209	(92)		6,507
Income from equity investments	5	131	73	37	211	277	[3]	734
Plant operating costs and other	(760)	(747)	(29)	(320)	(93)	96	[2]	(1,853)
Property taxes	(146)	(172)	—	(54)	(3)	—		(375)
Depreciation and amortization	(615)	(393)	(60)	(167)	(30)	—		(1,265)
Net gain/(loss) on sale of assets	370	—	—	—	(261)	—		109
Segmented Earnings	973	1,463	390	717	33	281		3,857
Interest expense								(1,139)
Allowance for funds used during construction								163
Interest income and other[3]								(324)
Income before Income Taxes								2,557
Income tax recovery								112
Net Income								2,669
Net income attributable to non-controlling interests								(159)
Net Income Attributable to Controlling Interests								2,510
Preferred share dividends								(81)
Net Income Attributable to Common Shares								2,429

1	Includes intersegment eliminations.

2
The Company records intersegment sales at contracted rates. For segmented reporting, these transactions are included as intersegment revenues in the segment providing the service and Plant operating costs and other in the segment receiving the service. These transactions are eliminated on consolidation. Intersegment profit is recognized when the product or service has been provided to third parties or otherwise realized.

3
Income from equity investments includes the Company's proportionate share of Sur de Texas foreign exchange gains on the peso-denominated loans from affiliates which are fully offset in Interest income and other. Refer to Note 11, Risk management and financial instruments, for additional information.

TC ENERGY [54
SECOND QUARTER 2020

six months ended June 30, 2019	Canadian Natural Gas Pipelines	U.S. Natural Gas Pipelines	Mexico Natural Gas Pipelines	Liquids Pipelines	Power and Storage
(unaudited - millions of Canadian $)						Corporate[1]		Total

Revenues	1,923	2,515	304	1,539	578	—		6,859
Intersegment revenues	—	83	—	—	11	(94)	[2]	—
	1,923	2,598	304	1,539	589	(94)		6,859
Income/(loss) from equity investments	4	136	10	28	209	(26)	[3]	361
Plant operating costs and other	(705)	(734)	(26)	(333)	(125)	86	[2]	(1,837)
Commodity purchases resold	—	—	—	—	(365)	—		(365)
Property taxes	(138)	(172)	—	(55)	(3)	—		(368)
Depreciation and amortization	(573)	(373)	(59)	(177)	(47)	—		(1,229)
Net gain on sale of assets	—	—	—	—	68	—		68
Segmented Earnings/(Losses)	511	1,455	229	1,002	326	(34)		3,489
Interest expense								(1,174)
Allowance for funds used during construction								238
Interest income and other[3]								269
Income before Income Taxes								2,822
Income tax expense								(453)
Net Income								2,369
Net income attributable to non-controlling interests								(158)
Net Income Attributable to Controlling Interests								2,211
Preferred share dividends								(82)
Net Income Attributable to Common Shares								2,129

1	Includes intersegment eliminations.

2
The Company records intersegment sales at contracted rates. For segmented reporting, these transactions are included as intersegment revenues in the segment providing the service and Plant operating costs and other in the segment receiving the service. These transactions are eliminated on consolidation. Intersegment profit is recognized when the product or service has been provided to third parties or otherwise realized.

3
Income/(loss) from equity investments includes the Company's proportionate share of Sur de Texas foreign exchange losses on the peso-denominated loans from affiliates which are fully offset in Interest income and other. Refer to Note 11, Risk management and financial instruments, for additional information.

TOTAL ASSETS BY SEGMENT

(unaudited - millions of Canadian $)	June 30, 2020	December 31, 2019

Canadian Natural Gas Pipelines	21,926	21,983
U.S. Natural Gas Pipelines	44,441	41,627
Mexico Natural Gas Pipelines	7,637	7,207
Liquids Pipelines	16,902	15,931
Power and Storage	5,030	7,788
Corporate	5,861	4,743
	101,797	99,279

TC ENERGY [55
SECOND QUARTER 2020

4. Revenues
DISAGGREGATION OF REVENUES
The following tables summarize total Revenues for the three and six months ended June 30, 2020 and 2019:

three months ended June 30, 2020	Canadian Natural Gas Pipelines	U.S. Natural Gas Pipelines	Mexico Natural Gas Pipelines	Liquids Pipelines	Power and Storage	Total
(unaudited - millions of Canadian $)

Revenues from contracts with customers
Capacity arrangements and transportation	1,075	1,031	156	551	—	2,813
Power generation	—	—	—	—	46	46
Natural gas storage and other[1]	12	151	8	1	18	190
	1,087	1,182	164	552	64	3,049
Other revenues[2,3]	—	22	—	(8)	26	40
	1,087	1,204	164	544	90	3,089

1
Includes $12 million of fee revenues from an affiliate related to construction of the Coastal GasLink pipeline which is 35 per cent owned by TC Energy as at June 30, 2020. Refer to Note 12, Dispositions, for additional information.

2
Other revenues include income from the Company's marketing activities, financial instruments and lease arrangements. These arrangements are not in the scope of the revenue guidance. Refer to Note 11, Risk management and financial instruments, for additional information on financial instruments.

3	Includes $33 million of operating lease income.

three months ended June 30, 2019	Canadian Natural Gas Pipelines	U.S. Natural Gas Pipelines	Mexico Natural Gas Pipelines	Liquids Pipelines	Power and Storage	Total
(unaudited - millions of Canadian $)

Revenues from contracts with customers
Capacity arrangements and transportation	956	1,032	151	617	—	2,756
Power generation	—	—	—	—	198	198
Natural gas storage and other	—	154	1	1	14	170
	956	1,186	152	618	212	3,124
Other revenues[1,2]	—	25	—	193	30	248
	956	1,211	152	811	242	3,372

1
Other revenues include income from the Company's marketing activities, financial instruments and lease arrangements. These arrangements are not in the scope of the revenue guidance. Refer to Note 11, Risk management and financial instruments, for additional information on financial instruments.

2	Includes $56 million of operating lease income.

TC ENERGY [56
SECOND QUARTER 2020

six months ended June 30, 2020	Canadian Natural Gas Pipelines	U.S. Natural Gas Pipelines	Mexico Natural Gas Pipelines	Liquids Pipelines	Power and Storage	Total
(unaudited - millions of Canadian $)

Revenues from contracts with customers
Capacity arrangements and transportation	2,107	2,189	308	1,133	—	5,737
Power generation	—	—	—	—	103	103
Natural gas storage and other[1]	12	329	98	2	39	480
	2,119	2,518	406	1,135	142	6,320
Other revenues[2,3]	—	41	—	86	60	187
	2,119	2,559	406	1,221	202	6,507

1
Includes $89 million of fee revenues from affiliates, of which $77 million is related to the construction of the Sur de Texas pipeline which is 60 per cent owned by TC Energy and $12 million is related to construction of the Coastal GasLink pipeline which is 35 per cent owned by TC Energy as at June 30, 2020. Refer to Note 12, Dispositions, for additional information.

2
Other revenues include income from the Company's marketing activities, financial instruments and lease arrangements. These arrangements are not in the scope of the revenue guidance. Refer to Note 11, Risk management and financial instruments, for additional information on financial instruments.

3	Includes $65 million of operating lease income.

six months ended June 30, 2019	Canadian Natural Gas Pipelines	U.S. Natural Gas Pipelines	Mexico Natural Gas Pipelines	Liquids Pipelines	Power and Storage	Total
(unaudited - millions of Canadian $)

Revenues from contracts with customers
Capacity arrangements and transportation	1,923	2,132	302	1,210	—	5,567
Power generation	—	—	—	—	541	541
Natural gas storage and other	—	334	2	2	42	380
	1,923	2,466	304	1,212	583	6,488
Other revenues[1,2]	—	49	—	327	(5)	371
	1,923	2,515	304	1,539	578	6,859

1
Other revenues include income from the Company's marketing activities, financial instruments and lease arrangements. These arrangements are not in the scope of the revenue guidance. Refer to Note 11, Risk management and financial instruments, for additional information on income from financial instruments.

2	Includes $111 million of operating lease income.
CONTRACT BALANCES

(unaudited - millions of Canadian $)	June 30, 2020	December 31, 2019	Affected line item on the Condensed consolidated balance sheet

Receivables from contracts with customers	1,375	1,458	Accounts receivable
Contract assets	286	153	Other current assets
Long-term contract assets	154	102	Intangible and other assets
Contract liabilities[1]	99	61	Accounts payable and other
Long-term contract liabilities	212	226	Other long-term liabilities

1	During the six months ended June 30, 2020, $6 million (2019 – $6 million) of revenues were recognized that were included in contract liabilities at the beginning of the period.

TC ENERGY [57
SECOND QUARTER 2020

Contract assets and long-term contract assets primarily relate to the Company’s right to revenues for services completed but not invoiced at the reporting date on long-term committed capacity natural gas pipelines contracts. The change in contract assets is primarily related to the transfer to Accounts receivable when these rights become unconditional and the customer is invoiced, as well as the recognition of additional revenues that remain to be invoiced. Contract liabilities and long-term contract liabilities primarily relate to force majeure fixed capacity payments received on long-term capacity arrangements in Mexico.
FUTURE REVENUES FROM REMAINING PERFORMANCE OBLIGATIONS
Capacity Arrangements and Transportation
As at June 30, 2020, future revenues from long-term pipeline capacity arrangements and transportation contracts extending through 2046 are approximately $25.7 billion, of which approximately $1.8 billion is expected to be recognized during the remainder of 2020.
Power Generation
The Company has long-term power generation contracts extending through 2028. Revenues from power generation contracts have a variable component related to market prices that are subject to factors outside the Company’s influence. These revenues are considered to be fully constrained and are recognized on a monthly basis when the Company satisfies the performance obligation.
Natural Gas Storage and Other
As at June 30, 2020, future revenues from long-term natural gas storage and other contracts extending through 2044 are approximately $1.4 billion, of which approximately $0.3 billion is expected to be recognized during the remainder of 2020.
5. Income taxes
Effective Tax Rates
The effective income tax rate was negative four per cent and positive 16 per cent for the six months ended June 30, 2020 and 2019, respectively. The decline in the effective income tax rate in 2020 was primarily due to the release of an income tax valuation allowance related to Keystone XL, the non-taxable portion of capital gains and income tax valuation allowance releases associated with the sale of a 65 per cent equity interest in Coastal GasLink Pipeline Limited Partnership and the sale of the Ontario natural gas-fired power plants, discussed below, along with lower pre-tax earnings and flow-through income taxes on Canadian rate-regulated pipelines.
TC Energy recorded an income tax valuation allowance of $673 million against deferred income tax asset balances at December 31, 2019. At each reporting date, the Company considers new evidence, both positive and negative, that could affect its view of the future realization of deferred tax assets. In the six months ended June 30, 2020, the Company recorded the following income tax valuation allowance releases:

•
on March 31, 2020, $281 million following management's reassessment of the amount of its deferred tax assets that are more likely than not to be realized due to the Company’s decision to proceed with construction of the Keystone XL pipeline

•	on April 29, 2020, $21 million related to the sale of the Ontario natural gas-fired power plants

•	on May 22, 2020, $89 million related to the sale of a 65 per cent equity interest in Coastal GasLink Pipeline Limited Partnership.
Refer to Note 12, Dispositions, for additional information on the sale of the Ontario natural gas-fired power plants and Coastal GasLink Pipeline Limited Partnership equity sale.

TC ENERGY [58
SECOND QUARTER 2020

U.S. Tax Reform
In late 2017, proposed income tax regulations were issued as part of U.S. Tax Reform. The U.S. Treasury and the U.S. Internal Revenue Service issued final base erosion and anti-abuse tax (BEAT) regulations in 2019 and final anti-hybrid rules on April 7, 2020. The finalization of these regulations did not have a material impact on the Company's consolidated financial statements as at June 30, 2020.
Alberta Rate Reduction
On June 29, 2020, the Government of Alberta proposed to accelerate the reduction of the corporate income tax rate to eight per cent to now become effective July 1, 2020. This proposed change has not been enacted. The Company does not expect the final enactment to have a material impact on its consolidated financial statements.
6. Long-term debt
LONG-TERM DEBT ISSUED
Long-term debt issued by the Company in the six months ended June 30, 2020 included the following:

(unaudited - millions of Canadian $, unless otherwise noted)
Company	Issue date	Type	Maturity date	Amount	Interest rate

TRANSCANADA PIPELINES LIMITED
	April 2020	Senior Unsecured Notes	April 2030	US 1,250	4.10%
	April 2020	Medium Term Notes	April 2027	2,000	3.80%
GAS TRANSMISSION NORTHWEST LLC
	June 2020	Senior Unsecured Notes	June 2030	US 175	3.12%
COASTAL GASLINK PIPELINE LIMITED PARTNERSHIP[1]
	April 2020	Senior Secured Credit Facilities	April 2027	1,603	Floating

1
On April 28, 2020, Coastal GasLink Limited Partnership executed a $6.6 billion credit agreement with a syndicate of banks and made an initial draw of $1.6 billion on May 22, 2020, of which approximately $1.5 billion was paid to TC Energy. Subsequent to this, the Company completed the sale of a 65 per cent equity interest in Coastal GasLink Pipeline Limited Partnership and accounts for its remaining 35 per cent interest using the equity method. Refer to Note 12, Dispositions, for additional information.

LONG-TERM DEBT RETIRED/REPAID
Long-term debt retired/repaid by the Company in the six months ended June 30, 2020 included the following:

(unaudited - millions of Canadian $, unless otherwise noted)
Company	Retirement/Repayment date	Type	Amount	Interest rate

TRANSCANADA PIPELINES LIMITED [1]
	March 2020	Senior Unsecured Notes	US 750	4.60%
COLUMBIA PIPELINE GROUP, INC.
	June 2020	Senior Unsecured Notes	US 750	3.30%
GAS TRANSMISSION NORTHWEST LLC
	June 2020	Senior Unsecured Notes	US 100	5.29%

1	Related unamortized debt issue costs of $8 million were included in Interest expense in the Condensed consolidated statement of income for the six months ended June 30, 2020.

TC ENERGY [59
SECOND QUARTER 2020

CAPITALIZED INTEREST
In the three and six months ended June 30, 2020, TC Energy capitalized interest related to capital projects of $87 million and $151 million, respectively (2019 – $44 million and $81 million, respectively).
7. Redeemable non-controlling interest
On March 31, 2020, TC Energy announced that it will proceed with construction of the Keystone XL pipeline. As part of the funding plan, the Government of Alberta (GoA) has agreed to invest approximately US$1.1 billion as equity in Keystone XL subsidiaries of TC Energy.
In conjunction with this agreement, the Company’s Keystone XL subsidiaries issued Class A Interests amounting to $328 million to the GoA in the six months ended June 30, 2020 and recognized corresponding notes receivable amounting to $270 million as at June 30, 2020 and due by December 31, 2020. These Class A Interests rank above TC Energy’s equity investment in the Keystone XL project and have certain voting rights.
TC Energy has a call right exercisable at any time to repurchase the Class A Interests from the GoA. The GoA has a put right to sell its Class A Interests to the Company exercisable upon and following the in-service date of the Keystone XL pipeline if certain conditions are met. As a result of these redemption features, the Company classified the Class A Interests as Redeemable non-controlling interest outside of equity on the Condensed consolidated balance sheet.
Class A Interests are entitled to a return in accordance with contractual terms. The return accrues on a quarterly basis and adjusts the carrying value of the Class A Interests accordingly.
The changes in Redeemable non-controlling interest are as follows:

(unaudited - millions of Canadian $)	three months ended June 30, 2020	six months ended June 30, 2020

Balance at beginning of period	102	—
Contributions	226	328
Net loss attributable to redeemable non-controlling interest[1]	(3)	(3)
Balance at end of period	325	325

1
Includes a return accrual and a foreign currency translation loss on Class A Interests, both presented within Net income attributable to non-controlling interests in the Condensed consolidated statement of income.

TC ENERGY [60
SECOND QUARTER 2020

8. Common shares and preferred shares
The Board of Directors of TC Energy declared dividends as follows:

	three months ended June 30		six months ended June 30
(unaudited - Canadian $, rounded to two decimals)	2020	2019	2020	2019

per common share	0.81	0.75	1.62	1.50

per Series 1 preferred share	0.22	0.20	0.43	0.41
per Series 2 preferred share	0.22	0.22	0.44	0.44
per Series 3 preferred share	0.13	0.13	0.27	0.27
per Series 4 preferred share	0.18	0.18	0.36	0.37
per Series 5 preferred share	0.14	0.14	0.28	0.28
per Series 6 preferred share	0.11	0.20	0.31	0.40
per Series 7 preferred share	0.24	0.24	0.49	0.49
per Series 9 preferred share	0.24	0.27	0.47	0.53
per Series 11 preferred share	0.24	0.24	0.24	0.24
per Series 13 preferred share	0.34	0.34	0.34	0.34
per Series 15 preferred share	0.31	0.31	0.31	0.31
PREFERRED SHARES
On June 30, 2020, 401,590 Series 3 preferred shares were converted, on a one-for-one basis, into Series 4 preferred shares and 1,865,362 Series 4 preferred shares were converted, on a one-for-one basis, into Series 3 preferred shares.
9. Other comprehensive (loss)/income and accumulated other comprehensive loss
Components of other comprehensive (loss)/income, including the portion attributable to non-controlling interests and related tax effects, are as follows:

three months ended June 30, 2020	Before Tax Amount	Income Tax Recovery/(Expense)	Net of Tax Amount
(unaudited - millions of Canadian $)

Foreign currency translation losses on net investment in foreign operations	(775)	(19)	(794)
Change in fair value of net investment hedges	80	(20)	60
Change in fair value of cash flow hedges	(109)	27	(82)
Reclassification to net income of gains and losses on cash flow hedges	621	(155)	466
Reclassification of actuarial gains and losses on pension and other post-retirement benefit plans	5	(1)	4
Other comprehensive loss on equity investments	(31)	7	(24)
Other Comprehensive Loss	(209)	(161)	(370)

TC ENERGY [61
SECOND QUARTER 2020

three months ended June 30, 2019	Before Tax Amount	Income Tax Recovery/(Expense)	Net of Tax Amount
(unaudited - millions of Canadian $)

Foreign currency translation losses on net investment in foreign operations	(371)	(14)	(385)
Reclassification of foreign currency translation gains on net investment on disposal of foreign operations	(9)	—	(9)
Change in fair value of net investment hedges	17	(4)	13
Change in fair value of cash flow hedges	(52)	10	(42)
Reclassification to net income of gains and losses on cash flow hedges	4	(1)	3
Reclassification of actuarial gains and losses on pension and other post-retirement benefit plans	3	(1)	2
Other comprehensive (loss)/income on equity investments	(3)	6	3
Other Comprehensive Loss	(411)	(4)	(415)

six months ended June 30, 2020	Before Tax Amount	Income Tax Recovery/(Expense)	Net of Tax Amount
(unaudited - millions of Canadian $)

Foreign currency translation gains on net investment in foreign operations	836	72	908
Change in fair value of net investment hedges	(42)	10	(32)
Change in fair value of cash flow hedges	(765)	188	(577)
Reclassification to net income of gains and losses on cash flow hedges	626	(156)	470
Reclassification of actuarial gains and losses on pension and other post-retirement benefit plans	(4)	1	(3)
Other comprehensive loss on equity investments	(26)	6	(20)
Other Comprehensive Income	625	121	746

six months ended June 30, 2019	Before Tax Amount	Income Tax Recovery/(Expense)	Net of Tax Amount
(unaudited - millions of Canadian $)

Foreign currency translation losses on net investment in foreign operations	(735)	(20)	(755)
Reclassification of foreign currency translation gains on net investment on disposal of foreign operations	(9)	—	(9)
Change in fair value of net investment hedges	44	(11)	33
Change in fair value of cash flow hedges	(74)	15	(59)
Reclassification to net income of gains and losses on cash flow hedges	8	(2)	6
Reclassification of actuarial gains and losses on pension and other post-retirement benefit plans	7	(2)	5
Other comprehensive (loss)/income on equity investments	(2)	6	4
Other Comprehensive Loss	(761)	(14)	(775)

TC ENERGY [62
SECOND QUARTER 2020

The changes in AOCI by component are as follows:

three months ended June 30, 2020	Currency Translation Adjustments	Cash Flow Hedges	Pension and OPEB Plan Adjustments	Equity Investments	Total[1]
(unaudited - millions of Canadian $)

AOCI balance at April 1, 2020	733	(535)	(321)	(454)	(577)
Other comprehensive loss before reclassifications[2]	(669)	(80)	—	(26)	(775)
Amounts reclassified from AOCI	—	464	4	2	470
Net current period other comprehensive (loss)/income	(669)	384	4	(24)	(305)
AOCI balance at June 30, 2020	64	(151)	(317)	(478)	(882)

1	All amounts are net of tax. Amounts in parentheses indicate losses recorded to OCI.

2
Other comprehensive loss before reclassifications on currency translation adjustments, cash flow hedges and equity investments are net of non-controlling interest losses of $65 million, $2 million and nil, respectively.

six months ended June 30, 2020	Currency Translation Adjustments	Cash Flow Hedges	Pension and OPEB Plan Adjustments	Equity Investments	Total[1]
(unaudited - millions of Canadian $)

AOCI balance at January 1, 2020	(730)	(58)	(314)	(457)	(1,559)
Other comprehensive income/(loss) before reclassifications[2]	794	(561)	—	(26)	207
Amounts reclassified from AOCI[3]	—	468	(3)	5	470
Net current period other comprehensive income/(loss)	794	(93)	(3)	(21)	677
AOCI balance at June 30, 2020	64	(151)	(317)	(478)	(882)

1	All amounts are net of tax. Amounts in parentheses indicate losses recorded to OCI.

2
Other comprehensive income/(loss) before reclassifications on currency translation adjustments, cash flow hedges and equity investments are net of non-controlling interest gains of $82 million, losses of $16 million and gains of $1 million, respectively.

3
Losses related to cash flow hedges reported in AOCI and expected to be reclassified to net income in the next 12 months are estimated to be $33 million ($24 million, net of tax) at June 30, 2020. These estimates assume constant commodity prices, interest rates and foreign exchange rates over time, however, the amounts reclassified will vary based on the actual value of these factors at the date of settlement.

TC ENERGY [63
SECOND QUARTER 2020

Details about reclassifications out of AOCI into the Condensed consolidated statement of income are as follows:

	Amounts Reclassified From AOCI				Affected line item in the Condensed consolidated statement of income[1]
	three months ended June 30		six months ended June 30
(unaudited - millions of Canadian $)	2020	2019	2020	2019

Cash flow hedges
Commodities	2	—	—	—	Revenues (Power and Storage)
Interest rate	(8)	(4)	(11)	(7)	Interest expense
Interest rate	(613)	—	(613)	—	Net gain on sale of assets[2]
	(619)	(4)	(624)	(7)	Total before tax
	155	1	156	2	Income tax expense/(recovery)[2]
	(464)	(3)	(468)	(5)	Net of tax[3]
Pension and other post-retirement benefit plan adjustments
Amortization of actuarial (losses)/gains	(5)	(3)	4	(7)	Plant operating costs and other[4]
	1	1	(1)	2	Income tax expense/(recovery)
	(4)	(2)	3	(5)	Net of tax
Equity investments
Equity income	(3)	(3)	(7)	(6)	Income from equity investments
	1	—	2	—	Income tax expense/(recovery)
	(2)	(3)	(5)	(6)	Net of tax
Currency translation adjustments
Realization of foreign currency translation gain on disposal of foreign operations	—	9	—	9	Net gain on sale of assets
	—	—	—	—	Income tax expense/(recovery)
	—	9	—	9	Net of tax

1	All amounts in parentheses indicate expenses to the Condensed consolidated statement of income.

2
Includes a loss of $613 million ($459 million, net of tax) related to a contractually required derivative instrument used to hedge the interest rate risk associated with project-level financing of the Coastal GasLink construction. The derivative instrument was derecognized as part of the sale of a 65 per cent equity interest in Coastal GasLink Pipeline Limited Partnership. Refer to Note 12, Dispositions, for more information.

3
Amounts reclassified from AOCI on cash flow hedges are net of non-controlling interest losses of $2 million and $2 million for the three and six months ended June 30, 2020, respectively (2019 – gains of less than $1 million and $1 million, respectively).

4	These AOCI components are included in the computation of net benefit cost. Refer to Note 10, Employee post-retirement benefits, for additional information.

TC ENERGY [64
SECOND QUARTER 2020

10. Employee post-retirement benefits
The net benefit cost recognized for the Company’s pension benefit plans and other post-retirement benefit plans is as follows:

	three months ended June 30				six months ended June 30
	Pension benefit plans		Other post-retirement benefit plans		Pension benefit plans		Other post-retirement benefit plans
(unaudited - millions of Canadian $)	2020	2019	2020	2019	2020	2019	2020	2019

Service cost[1]	39	31	2	2	77	64	3	3
Other components of net benefit cost[1]
Interest cost	33	36	4	4	68	71	8	8
Expected return on plan assets	(58)	(54)	(4)	(4)	(115)	(112)	(8)	(8)
Amortization of actuarial losses	6	3	—	—	11	6	1	1
Amortization of regulatory asset	6	4	1	1	12	7	1	1
	(13)	(11)	1	1	(24)	(28)	2	2
Net Benefit Cost	26	20	3	3	53	36	5	5

1	Service cost and other components of net benefit cost are included in Plant operating costs and other in the Condensed consolidated statement of income.
11. Risk management and financial instruments
RISK MANAGEMENT OVERVIEW
TC Energy has exposure to market risk and counterparty credit risk, and has strategies, policies and limits in place to manage the impact of these risks on earnings, cash flows and shareholder value.
COUNTERPARTY CREDIT RISK
TC Energy’s maximum counterparty credit exposure with respect to financial instruments at June 30, 2020, without taking into account security held, consisted of cash and cash equivalents, accounts receivable, available-for-sale assets, the fair value of derivative assets and loans receivable.
The combination of the COVID-19 pandemic along with unparalleled energy demand and supply disruption has led to significant commodity price volatility and restricted capital market access impacting certain of TC Energy's customers. While the majority of the Company's credit exposure is to large creditworthy entities, TC Energy has increased its monitoring of and communication with those counterparties experiencing greater financial pressures due to recent market events and the challenging business environment. Refer to TC Energy's 2019 Annual Report for more information about the factors that mitigate the Company's counterparty credit risk exposure.
The Company reviews financial assets carried at amortized cost for impairment using the lifetime expected loss of the financial asset at initial recognition and throughout the life of the financial asset. TC Energy uses historical credit loss and recovery data, adjusted for management's judgment regarding current economic and credit conditions, along with supportable forecasts to determine any impairment, which is recognized in Plant operating costs and other. At June 30, 2020, there were no significant credit losses, no significant credit risk concentration and no significant amounts past due or impaired.

TC ENERGY [65
SECOND QUARTER 2020

LOAN RECEIVABLE FROM AFFILIATE
Related party transactions are conducted in the normal course of business and are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.
At June 30, 2020, the Company's Condensed consolidated balance sheet included a MXN$20.9 billion or $1.2 billion (December 31, 2019 – MXN$20.9 billion or $1.4 billion) loan receivable from the Sur de Texas joint venture which represents TC Energy's 60 per cent proportionate share of long-term debt financing to the joint venture. Interest income and other included interest income of $29 million and $62 million for the three and six months ended June 30, 2020, respectively (2019 – $37 million and $72 million, respectively) from this joint venture with a corresponding proportionate share of interest expense recorded in Income from equity investments in the Company's Mexico Natural Gas Pipelines segment. Interest income and other also included foreign exchange gains of $26 million and losses of $277 million for the three and six months ended June 30, 2020, respectively (2019 – gains of $12 million and $26 million, respectively) on the loan receivable from this joint venture with a corresponding proportionate share of Sur de Texas foreign exchange losses and gains recorded in Income from equity investments in the Corporate segment. As a result, these income statement amounts fully offset upon consolidation.
NET INVESTMENT IN FOREIGN OPERATIONS
The Company hedges a portion of its net investment in foreign operations (on an after-tax basis) with U.S. dollar-denominated debt, cross-currency swaps, foreign exchange forwards and foreign exchange options.
The fair values and notional amounts for the derivatives designated as a net investment hedge were as follows:

	June 30, 2020		December 31, 2019
(unaudited - millions of Canadian $, unless otherwise noted)	Fair value[1,2]	Notional amount	Fair value[1,2]	Notional amount

U.S. dollar cross-currency swaps (maturing 2020 to 2025)	(14)	US 400	3	US 100
U.S. dollar foreign exchange options (maturing 2020 to 2021)	(7)	US 3,200	10	US 3,000
	(21)	US 3,600	13	US 3,100

1	Fair value equals carrying value.

2	No amounts have been excluded from the assessment of hedge effectiveness.
The notional amounts and fair values of U.S. dollar-denominated debt designated as a net investment hedge were as follows:

(unaudited - millions of Canadian $, unless otherwise noted)	June 30, 2020	December 31, 2019

Notional amount	28,800 (US 21,100)	29,300 (US 22,600)
Fair value	33,300 (US 24,500)	33,400 (US 25,700)

TC ENERGY [66
SECOND QUARTER 2020

FINANCIAL INSTRUMENTS
Non-derivative financial instruments
Fair value of non-derivative financial instruments
Available-for-sale assets are recorded at fair value which is calculated using quoted market prices where available. Certain non-derivative financial instruments included in Cash and cash equivalents, Accounts receivable, Restricted investments, Intangible and other assets, Notes payable, Accounts payable and other, Accrued interest and Other long-term liabilities have carrying amounts that approximate their fair value due to the nature of the item or the short time to maturity. Each of these instruments are classified in Level II of the fair value hierarchy, except for the Company's LMCI equity securities which are classified in Level I.
Credit risk has been taken into consideration when calculating the fair value of non-derivative instruments.
Balance sheet presentation of non-derivative financial instruments
The following table details the fair value of the Company's non-derivative financial instruments, excluding those where carrying amounts approximate fair value, which are classified in Level II of the fair value hierarchy:

	June 30, 2020		December 31, 2019
(unaudited - millions of Canadian $)	Carrying amount	Fair value	Carrying amount	Fair value

Long-term debt including current portion[1,2]	(40,099)	(48,073)	(36,985)	(43,187)
Junior subordinated notes	(8,976)	(8,638)	(8,614)	(8,777)
	(49,075)	(56,711)	(45,599)	(51,964)

1	Long-term debt is recorded at amortized cost except for US$200 million at December 31, 2019 that was attributed to hedged risk and recorded at fair value.

2
Net income for the three and six months ended June 30, 2020 includes unrealized gains of nil and $1 million, respectively (2019 – unrealized losses of $2 million and $5 million, respectively) for fair value adjustments attributable to the hedged interest rate risk associated with interest rate swap fair value hedging relationships on US$200 million of long-term debt that matured in March 2020 (December 31, 2019 – US$200 million). There were no other unrealized gains or losses from fair value adjustments to the non-derivative financial instruments.

Available-for-sale assets summary
The following tables summarize additional information about the Company's restricted investments that are classified as available-for-sale assets:

	June 30, 2020		December 31, 2019
(unaudited - millions of Canadian $)	LMCI restricted investments	Other restricted investments[1]	LMCI restricted investments	Other restricted investments[1]

Fair values of fixed income securities[2,3]
Maturing within 1 year	—	33	—	6
Maturing within 1-5 years	—	91	26	100
Maturing within 5-10 years	902	—	801	—
Maturing after 10 years	77	—	61	—
Fair value of equity securities[2,4]	645	—	556	—
	1,624	124	1,444	106

1	Other restricted investments have been set aside to fund insurance claim losses to be paid by the Company's wholly-owned captive insurance subsidiary.

2	Available-for-sale assets are recorded at fair value and included in Other current assets and Restricted investments on the Company's Condensed consolidated balance sheet.

3	Classified in Level II of the fair value hierarchy.

4	Classified in Level I of the fair value hierarchy.

TC ENERGY [67
SECOND QUARTER 2020

	June 30, 2020		June 30, 2019
(unaudited - millions of Canadian $)	LMCI restricted investments[1]	Other restricted investments[2]	LMCI restricted investments[1]	Other restricted investments[2]

Net unrealized gains in the period
three months ended	84	2	28	2
six months ended	61	3	79	3
Net realized gains in the period
three months ended	8	—	11	—
six months ended	10	—	11	—

1
Gains and losses arising from changes in the fair value of LMCI restricted investments impact the subsequent amounts to be collected through tolls to cover future pipeline abandonment costs. As a result, the Company records these gains and losses as regulatory assets or liabilities.

2	Gains and losses on other restricted investments are included in Interest income and other in the Condensed consolidated statement of income.
Derivative instruments
Fair value of derivative instruments
The fair value of foreign exchange and interest rate derivatives has been calculated using the income approach which uses period-end market rates and applies a discounted cash flow valuation model. The fair value of commodity derivatives has been calculated using quoted market prices where available. In the absence of quoted market prices, third-party broker quotes or other valuation techniques have been used. The fair value of options has been calculated using the Black-Scholes pricing model. Credit risk has been taken into consideration when calculating the fair value of derivative instruments. Unrealized gains and losses on derivative instruments are not necessarily representative of the amounts that will be realized on settlement.
In some cases, even though the derivatives are considered to be effective economic hedges, they do not meet the specific criteria for hedge accounting treatment or are not designated as a hedge and are accounted for at fair value with changes in fair value recorded in net income in the period of change. This may expose the Company to increased variability in reported earnings because the fair value of the derivative instruments can fluctuate significantly from period to period.

TC ENERGY [68
SECOND QUARTER 2020

Balance sheet presentation of derivative instruments
The balance sheet classification of the fair value of derivative instruments is as follows:

at June 30, 2020	Cash Flow Hedges	Net Investment Hedges	Held for Trading	Total Fair Value of Derivative Instruments[1]
(unaudited - millions of Canadian $)

Other current assets
Commodities[2]	1	—	336	337
Foreign exchange	—	9	25	34
	1	9	361	371
Intangible and other assets
Commodities[2]	—	—	3	3
Foreign exchange	—	7	—	7
	—	7	3	10
Total Derivative Assets	1	16	364	381
Accounts payable and other
Commodities[2]	(1)	—	(318)	(319)
Foreign exchange	—	(18)	(69)	(87)
Interest rate[3]	(22)	—	—	(22)
	(23)	(18)	(387)	(428)
Other long-term liabilities
Commodities[2]	(3)	—	(5)	(8)
Foreign exchange	—	(19)	—	(19)
Interest rate[3]	(67)	—	—	(67)
	(70)	(19)	(5)	(94)
Total Derivative Liabilities	(93)	(37)	(392)	(522)
Total Derivatives	(92)	(21)	(28)	(141)

1	Fair value equals carrying value.

2	Includes purchases and sales of power, natural gas and liquids.

3
In the three months ended June 30, 2020, financial instruments fair valued at $130 million were settled with the payment included in Net cash (used in)/provided by financing activities in the Condensed consolidated statement of cash flows.

TC ENERGY [69
SECOND QUARTER 2020

at December 31, 2019	Cash Flow Hedges	Fair Value Hedges	Net Investment Hedges	Held for Trading	Total Fair Value of Derivative Instruments[1]
(unaudited - millions of Canadian $)

Other current assets
Commodities[2]	—	—	—	118	118
Foreign exchange	—	—	10	61	71
Interest rate	—	1	—	—	1
	—	1	10	179	190
Intangible and other assets
Foreign exchange	—	—	5	—	5
Interest rate	2	—	—	—	2
	2	—	5	—	7
Total Derivative Assets	2	1	15	179	197
Accounts payable and other
Commodities[2]	(4)	—	—	(104)	(108)
Foreign exchange	—	—	(1)	(3)	(4)
Interest rate	(3)	—	—	—	(3)
	(7)	—	(1)	(107)	(115)
Other long-term liabilities
Commodities[2]	(6)	—	—	(11)	(17)
Foreign exchange	—	—	(1)	—	(1)
Interest rate	(63)	—	—	—	(63)
	(69)	—	(1)	(11)	(81)
Total Derivative Liabilities	(76)	—	(2)	(118)	(196)
Total Derivatives	(74)	1	13	61	1

1	Fair value equals carrying value.

2	Includes purchases and sales of power, natural gas and liquids.
The majority of derivative instruments held for trading have been entered into for risk management purposes and all are subject to the Company's risk management strategies, policies and limits. These include derivatives that have not been designated as hedges or do not qualify for hedge accounting treatment but have been entered into as economic hedges to manage the Company's exposures to market risk.
Derivatives in fair value hedging relationships
The following table details amounts recorded on the Condensed consolidated balance sheet in relation to cumulative adjustments for fair value hedges included in the carrying amount of the hedged liabilities:

	Carrying amount		Fair value hedging adjustments[1]
(unaudited - millions of Canadian $)	June 30, 2020	December 31, 2019	June 30, 2020	December 31, 2019

Long-term debt	—	(260)	—	(1)
	—	(260)	—	(1)

1	At June 30, 2020 and December 31, 2019, adjustments for discontinued hedging relationships included in these balances were nil.

TC ENERGY [70
SECOND QUARTER 2020

Notional and maturity summary
The maturity and notional amount or quantity outstanding related to the Company's derivative instruments excluding hedges of the net investment in foreign operations is as follows:

at June 30, 2020	Power	Natural Gas	Liquids	Foreign Exchange	Interest Rate
(unaudited)

Purchases[1]	295	19	49	—	—
Sales[1]	2,074	27	59	—	—
Millions of U.S. dollars	—	—	—	3,043	1,100
Millions of Mexican pesos	—	—	—	1,550	—
Maturity dates	2020-2024	2020-2027	2020-2021	2020-2021	2020-2026

1	Volumes for power, natural gas and liquids derivatives are in GWh, Bcf and MMBbls, respectively.

at December 31, 2019	Power	Natural Gas	Liquids	Foreign Exchange	Interest Rate
(unaudited)

Purchases[1]	492	14	39	—	—
Sales[1]	2,089	22	53	—	—
Millions of U.S. dollars	—	—	—	3,153	1,600
Millions of Mexican pesos	—	—	—	800	—
Maturity dates	2020-2024	2020-2027	2020	2020	2020-2030

1	Volumes for power, natural gas and liquids derivatives are in GWh, Bcf and MMBbls, respectively.
Unrealized and realized gains/(losses) on derivative instruments
The following summary does not include hedges of the net investment in foreign operations:

	three months ended June 30		six months ended June 30
(unaudited - millions of Canadian $)	2020	2019	2020	2019

Derivative Instruments Held for Trading[1]
Amount of unrealized (losses)/gains in the period
Commodities	(50)	59	16	(29)
Foreign exchange	170	87	(102)	207
Amount of realized gains/(losses) in the period
Commodities	42	80	78	187
Foreign exchange	(39)	(30)	(51)	(59)
Derivative Instruments in Hedging Relationships[2]
Amount of realized gains/(losses) in the period
Commodities	5	(2)	2	(9)
Interest rate	(5)	—	(4)	—

1
Realized and unrealized gains and losses on held-for-trading derivative instruments used to purchase and sell commodities are included on a net basis in Revenues. Realized and unrealized gains and losses on interest rate and foreign exchange held-for-trading derivative instruments are included on a net basis in Interest expense and Interest income and other, respectively.

2
In the three and six months ended June 30, 2020 and 2019, there were no gains or losses included in Net income relating to discontinued cash flow hedges where it was probable that the anticipated transaction would not occur.

TC ENERGY [71
SECOND QUARTER 2020

Derivatives in cash flow hedging relationships
The components of OCI (Note 9) related to the change in fair value of derivatives in cash flow hedging relationships before tax and including the portion attributable to non-controlling interests are as follows:

	three months ended June 30		six months ended June 30
(unaudited - millions of Canadian $)	2020	2019	2020	2019

Change in fair value of derivative instruments recognized in OCI[1]
Commodities	2	(11)	6	(14)
Interest rate	(111)	(41)	(771)	(60)
	(109)	(52)	(765)	(74)

1	No amounts have been excluded from the assessment of hedge effectiveness. Amounts in parentheses indicate losses recorded to OCI and AOCI.
Effect of fair value and cash flow hedging relationships
The following table details amounts presented in the Condensed consolidated statement of income in which the effects of fair value or cash flow hedging relationships are recorded:

	three months ended June 30		six months ended June 30
(unaudited - millions of Canadian $)	2020	2019	2020	2019
Fair Value Hedges
Interest rate contracts[1]
Hedged items	(2)	(5)	(5)	(11)
Derivatives designated as hedging instruments	—	—	1	(1)
Cash Flow Hedges
Reclassification of (losses)/gains on derivative instruments from AOCI to net income[2,3]
Interest rate contracts[1]	(623)	(4)	(626)	(8)
Commodity contracts[4]	2	—	—	—

1
Presented within Interest expense in the Condensed consolidated statement of income, except for a loss of $613 million related to a contractually required derivative instrument used to hedge the interest rate risk associated with project-level financing of the Coastal GasLink construction. The derivative instrument was derecognized as part of the sale of a 65 per cent equity interest in Coastal GasLink Pipeline Limited Partnership. The loss was included in Net gain on sale of assets. Refer to Note 12, Dispositions, for additional information.

2
Refer to Note 9, Other comprehensive (loss)/income and accumulated other comprehensive loss, for the components of OCI related to derivatives in cash flow hedging relationships including the portion attributable to non-controlling interests.

3	There are no amounts recognized in earnings that were excluded from effectiveness testing.

4	Presented within Revenues (Power and Storage) in the Condensed consolidated statement of income.

TC ENERGY [72
SECOND QUARTER 2020

Offsetting of derivative instruments
The Company enters into derivative contracts with the right to offset in the normal course of business as well as in the event of default. TC Energy has no master netting agreements, however, similar contracts are entered into containing rights to offset. The Company has elected to present the fair value of derivative instruments with the right to offset on a gross basis on the Condensed consolidated balance sheet. The following table shows the impact on the presentation of the fair value of derivative instrument assets and liabilities had the Company elected to present these contracts on a net basis:

at June 30, 2020	Gross derivative instruments	Amounts available for offset[1]	Net amounts
(unaudited - millions of Canadian $)

Derivative instrument assets
Commodities	340	(300)	40
Foreign exchange	41	(37)	4
	381	(337)	44
Derivative instrument liabilities
Commodities	(327)	300	(27)
Foreign exchange	(106)	37	(69)
Interest rate	(89)	—	(89)
	(522)	337	(185)

1	Amounts available for offset do not include cash collateral pledged or received.

at December 31, 2019	Gross derivative instruments	Amounts available for offset[1]	Net amounts
(unaudited - millions of Canadian $)

Derivative instrument assets
Commodities	118	(76)	42
Foreign exchange	76	(5)	71
Interest rate	3	(1)	2
	197	(82)	115
Derivative instrument liabilities
Commodities	(125)	76	(49)
Foreign exchange	(5)	5	—
Interest rate	(66)	1	(65)
	(196)	82	(114)

1	Amounts available for offset do not include cash collateral pledged or received.
With respect to the derivative instruments presented above, the Company provided cash collateral of $92 million and letters of credit of $20 million at June 30, 2020 (December 31, 2019 – $58 million and $25 million, respectively) to its counterparties. At June 30, 2020 and December 31, 2019, the Company held no cash collateral and no letters of credit from counterparties on asset exposures.

TC ENERGY [73
SECOND QUARTER 2020

Credit-risk-related contingent features of derivative instruments
Derivative contracts entered into to manage market risk often contain financial assurance provisions that allow parties to the contracts to manage credit risk. These provisions may require collateral to be provided if a credit-risk-related contingent event occurs, such as a downgrade in the Company’s credit rating to non-investment grade. The Company may also need to provide collateral if the fair value of its derivative financial instruments exceeds pre-defined exposure limits.
Based on contracts in place and market prices at June 30, 2020, the aggregate fair value of all derivative instruments with credit-risk-related contingent features that were in a net liability position was $3 million (December 31, 2019 – $4 million), for which the Company has provided no collateral in the normal course of business. If the credit-risk-related contingent features in these agreements were triggered on June 30, 2020, the Company would have been required to provide collateral equal to the fair value of the related derivative instruments discussed above. Collateral may also need to be provided should the fair value of derivative instruments exceed pre-defined contractual exposure limit thresholds.
The Company has sufficient liquidity in the form of cash and undrawn committed revolving credit facilities to meet these contingent obligations should they arise.
FAIR VALUE HIERARCHY
The Company’s financial assets and liabilities recorded at fair value have been categorized into three categories based on a fair value hierarchy.

Levels	How fair value has been determined

Level I
Quoted prices in active markets for identical assets and liabilities that the Company has the ability to access at the measurement date. An active market is a market in which frequency and volume of transactions provides pricing information on an ongoing basis.

Level II
This category includes interest rate and foreign exchange derivative assets and liabilities where fair value is determined using the income approach and commodity derivatives where fair value is determined using the market approach.
Inputs include published exchange rates, interest rates, interest rate swap curves, yield curves and broker quotes from external data service providers.

Level III
This category mainly includes long-dated commodity transactions in certain markets where liquidity is low and the Company uses the most observable inputs available or, if not available, long-term broker quotes to estimate the fair value for these transactions.
There is uncertainty caused by using unobservable market data which may not accurately reflect possible future changes in fair value.

TC ENERGY [74
SECOND QUARTER 2020

The fair value of the Company’s derivative assets and liabilities measured on a recurring basis, including both current and non-current portions, are categorized as follows:

at June 30, 2020	Quoted prices in active markets (Level I)	Significant other observable inputs (Level II)[1]	Significant unobservable inputs (Level III)[1]
(unaudited - millions of Canadian $)				Total

Derivative instrument assets
Commodities	304	36	—	340
Foreign exchange	—	41	—	41
Derivative instrument liabilities
Commodities	(293)	(30)	(4)	(327)
Foreign exchange	—	(106)	—	(106)
Interest rate	—	(89)	—	(89)
	11	(148)	(4)	(141)

1	There were no transfers from Level II to Level III for the six months ended June 30, 2020.

at December 31, 2019	Quoted prices in active markets (Level I)	Significant other observable inputs (Level II)[1]	Significant unobservable inputs (Level III)[1]
(unaudited - millions of Canadian $)				Total

Derivative instrument assets
Commodities	81	37	—	118
Foreign exchange	—	76	—	76
Interest rate	—	3	—	3
Derivative instrument liabilities
Commodities	(77)	(41)	(7)	(125)
Foreign exchange	—	(5)	—	(5)
Interest rate	—	(66)	—	(66)
	4	4	(7)	1

1	There were no transfers from Level II to Level III for the year ended December 31, 2019.
The following table presents the net change in fair value of derivative assets and liabilities classified as Level III of the fair value hierarchy:

	three months ended June 30		six months ended June 30
(unaudited - millions of Canadian $)	2020	2019	2020	2019

Balance at beginning of period	(3)	(4)	(7)	(4)
Total (losses)/gains included in Net income	(1)	(3)	3	(3)
Balance at end of period[1]	(4)	(7)	(4)	(7)

1
For the three and six months ended June 30, 2020, Revenues included unrealized losses of $1 million and gains of $3 million, respectively, attributed to derivatives in the Level III category that were still held at June 30, 2020 (2019 – unrealized losses of $3 million and $3 million, respectively).

TC ENERGY [75
SECOND QUARTER 2020

12. Dispositions
Ontario natural gas-fired power plants
On April 29, 2020, the Company completed the sale of the Halton Hills and Napanee power plants as well as its 50 per cent interest in Portlands Energy Centre to a subsidiary of Ontario Power Generation Inc. for net proceeds of approximately $2.8 billion before post-closing adjustments, with pre-tax losses of $145 million ($80 million after tax) and $261 million ($157 million after tax) recognized in the three and six months ended June 30, 2020, respectively. The total pre-tax loss of $540 million ($351 million after tax) on this transaction includes losses accrued during 2019 while classified as an asset held for sale as well as utilization of previously unrecognized tax loss benefits. The increase in the total loss from that disclosed at December 31, 2019 is primarily the result of higher than expected costs to achieve Napanee's March 13, 2020 in-service and the accrual of post-closing obligations. The pre-tax loss is included in Net gain on sale of assets in the Condensed consolidated statement of income. Along with post-closing adjustments, this loss may also be amended in the future as current estimates are revised and for items that could not be estimated on close, including the settlement of existing insurance claims.
Coastal GasLink Pipeline Limited Partnership
On May 22, 2020, TC Energy completed the sale of a 65 per cent equity interest in Coastal GasLink Pipeline Limited Partnership (Coastal GasLink) to third parties for net proceeds of $656 million before post-closing adjustments resulting in a pre-tax gain of $370 million ($408 million after tax). The pre-tax gain includes $231 million related to the required remeasurement of the Company’s retained 35 per cent equity interest to fair value which was based on the proceeds realized for the 65 per cent equity interest. The pre-tax gain also incorporates the reclassification from AOCI to income for the fair value of a derivative instrument used to hedge the interest rate risk associated with project-level financing for the Coastal GasLink construction. The $408 million after-tax gain reflects the utilization of previously unrecognized tax loss benefits. The pre-tax gain is included in Net gain on sale of assets in the Condensed consolidated statement of income.
On April 28, 2020, Coastal GasLink entered into secured long-term project financing credit facilities with total capacity of $6.6 billion to fund the majority of the construction costs of the Coastal GasLink pipeline. Immediately preceding the equity sale, Coastal GasLink drew down $1.6 billion on the facilities, of which approximately $1.5 billion was paid to TC Energy.
TC Energy has been contracted by Coastal GasLink to construct and operate the pipeline and is using the equity method to account for its remaining 35 per cent equity interest in the Company's consolidated financial statements.
In conjunction with this sale, TC Energy has provided an option to the 20 First Nations that have executed agreements with Coastal GasLink to acquire a 10 per cent equity interest in Coastal GasLink on similar terms.
Coolidge Generating Station
In May 2019, TC Energy completed the sale of its Coolidge generating station to Salt River Project Agriculture Improvement and Power District for proceeds of US$448 million before post-closing adjustments. As a result, the Company recorded a pre-tax gain on sale of $68 million ($54 million after tax) including the impact of $9 million of foreign currency translation gains which were reclassified from AOCI to net income. The pre-tax gain is included in Net gain on sale of assets in the Condensed consolidated statement of income.

TC ENERGY [76
SECOND QUARTER 2020

13. Commitments, contingencies and guarantees
COMMITMENTS
TC Energy’s capital expenditure commitments at December 31, 2019 included 100 per cent of the construction costs associated with the Coastal GasLink pipeline. As a result of the completed sale of a 65 per cent equity interest in Coastal GasLink on May 22, 2020, the capital commitments for the Company's Canadian natural gas pipelines have been reduced by approximately $3.3 billion. Subsequent to the sale, construction of Coastal GasLink is predominantly funded by project-level financing and equity partners' contributions. Refer to Note 12, Dispositions, for additional information.
CONTINGENCIES
TC Energy and its subsidiaries are subject to various legal proceedings, arbitrations and actions arising in the normal course of business. While the final outcome of such legal proceedings and actions cannot be predicted with certainty, it is the opinion of management that the resolution of such proceedings and actions will not have a material impact on the Company’s consolidated financial position or results of operations.
GUARANTEES
As part of its role as operator of the Northern Courier pipeline, TC Energy has guaranteed the financial performance of the pipeline related to delivery and terminalling of bitumen and diluent and contingent financial obligations under sub-lease agreements.
TC Energy and its partner on the Sur de Texas pipeline, IEnova, have jointly guaranteed the financial performance of the entity which owns the pipeline. Such agreements include a guarantee and a letter of credit which are primarily related to construction services and the delivery of natural gas.
TC Energy and its joint venture partner on Bruce Power, BPC Generation Infrastructure Trust, have each severally guaranteed certain contingent financial obligations of Bruce Power related to a lease agreement and contractor and supplier services.
The Company and its partners in certain other jointly-owned entities have either (i) jointly and severally, (ii) jointly or (iii) severally guaranteed the financial performance of these entities. Such agreements include guarantees and letters of credit which are primarily related to construction services and the payment of liabilities. For certain of these entities, any payments made by TC Energy under these guarantees in excess of its ownership interest are to be reimbursed by its partners.
The carrying value of these guarantees has been included in Accounts payable and other and Other long-term liabilities on the Condensed consolidated balance sheet. Information regarding the Company’s guarantees is as follows:

		June 30, 2020		December 31, 2019
(unaudited - millions of Canadian $)	Term	Potential exposure[1]	Carrying value	Potential exposure[1]	Carrying value

Northern Courier	to 2055	300	27	300	27
Sur de Texas	to 2021	114	—	109	—
Bruce Power	to 2021	88	—	88	—
Other jointly-owned entities	to 2043	79	4	100	10
		581	31	597	37

1	TC Energy's share of the potential estimated current or contingent exposure.

TC ENERGY [77
SECOND QUARTER 2020

14. Variable interest entities
A VIE is a legal entity that does not have sufficient equity at risk to finance its activities without additional subordinated financial support or is structured such that equity investors lack the ability to make significant decisions relating to the entity’s operations through voting rights or do not substantively participate in the gains and losses of the entity.
In the normal course of business, the Company consolidates VIEs in which it has a variable interest and for which it is considered to be the primary beneficiary. VIEs in which the Company has a variable interest but is not the primary beneficiary are considered non-consolidated VIEs and are accounted for as equity investments.
Consolidated VIEs
The Company's consolidated VIEs consist of legal entities where the Company is the primary beneficiary. As the primary beneficiary, the Company has the power, through voting or similar rights, to direct the activities of the VIE that most significantly impact economic performance including purchasing or selling significant assets; maintenance and operations of assets; incurring additional indebtedness; or determining the strategic operating direction of the entity. In addition, the Company has the obligation to absorb losses or the right to receive benefits from the consolidated VIE that could potentially be significant to the VIE.
A significant portion of the Company’s assets are held through VIEs in which the Company holds a 100 per cent voting interest, the VIE meets the definition of a business and the VIE’s assets can be used for general corporate purposes. The consolidated VIEs whose assets cannot be used for purposes other than the settlement of the VIE’s obligations, or are not considered a business, are as follows:

(unaudited - millions of Canadian $)	June 30, 2020	December 31, 2019

ASSETS
Current Assets
Cash and cash equivalents	291	106
Accounts receivable	57	88
Inventories	28	27
Other	6	8
	382	229
Plant, Property and Equipment	3,288	3,050
Equity Investments	809	785
Goodwill	452	431
	4,931	4,495
LIABILITIES
Current Liabilities
Accounts payable and other	105	70
Accrued interest	21	21
Current portion of long-term debt	550	187
	676	278
Regulatory Liabilities	49	45
Other Long-Term Liabilities	19	9
Deferred Income Tax Liabilities	9	9
Long-Term Debt	2,608	2,694
	3,361	3,035

TC ENERGY [78
SECOND QUARTER 2020

Certain consolidated VIEs have a redeemable non-controlling interest that ranks above the Company's equity interest. Refer to Note 7, Redeemable non-controlling interest, for additional information.
Non-Consolidated VIEs
The Company’s non-consolidated VIEs consist of legal entities where the Company is not the primary beneficiary as it does not have the power to direct the activities that most significantly impact the economic performance of these VIEs or where this power is shared with third parties. The Company contributes capital to these VIEs and receives ownership interests that provide it with residual claims on assets after liabilities are paid.
The carrying value of these VIEs and the maximum exposure to loss as a result of the Company's involvement with these VIEs are as follows:

(unaudited - millions of Canadian $)	June 30, 2020	December 31, 2019

Balance sheet
Equity investments[1]	4,625	4,720
Off-balance sheet
Potential exposure to guarantees	442	466
Maximum exposure to loss	5,067	5,186

1	Includes equity investment in Portlands Energy Centre classified as Assets held for sale as at December 31, 2019. Refer to Note 12, Dispositions, for additional information.